Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$17,416	$21,766
Marketable securities	11,582	11,872
Loaned securities	2,332	5,667
Receivables, net	3,340	2,698
Finance receivables, net	112,011	110,893
Net investment in operating leases	31,785	31,859
Retained interest in sold receivables	9,473	13,017
Inventories	10,981	9,151
Equity in net assets of affiliated companies	2,812	2,959
Net property	42,904	43,524
Deferred income taxes	3,182	7,389
Goodwill and other intangible assets	7,014	7,061
Assets of discontinued/held-for-sale operations	114	798
Other assets	33,732	35,940

Total assets	$288,678	$304,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$22,399	$20,408
Accrued liabilities	31,849	29,564
Debt	164,707	179,804
Other liabilities and deferred income	49,714	53,880
Deferred income taxes	5,058	8,439
Liabilities of discontinued/held-for-sale operations	69	189

Total liabilities	273,796	292,284

Minority interests	813	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,357	5,374
Accumulated other comprehensive income/(loss)	(794)	(414)
Treasury stock	(1,768)	(1,749)
Earnings retained for use in business	11,255	8,421

Total stockholders’ equity	14,069	11,651

Total liabilities and stockholders’ equity	$288,678	$304,594